Exhibit 10.2

EXECUTION COPY

Asset Purchase Agreement

by and between

KOCH PIPELINE COMPANY, L.P.

and

ONEOK, INC.

for the sale of the Mid-Continent NGL Assets

Date: May 9, 2005

i

(continued)

(continued)

(continued)

Page
10.12	Specific Performance	42

Exhibits

Exhibit A	Form of § 1445 Certificate
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Bill of Sale
Exhibit D	Forms of Full Assignment and Assumption Agreement for Easements
Exhibit E	Form of Special Warranty Deed

Schedules

Schedule 1.1(a)	Knowledge of Seller
Schedule 1.1(b)	Full Easements
Schedule 1.1(d)	Excluded Contracts
Schedule 1.1(e)	Permitted Exceptions
Schedule 1.1(f)	Purchased Contracts
Schedule 1.1(g)	FERC Gathering System
Schedule 1.1(h)	North Lines Pipeline System
Schedule 1.1(i)	Sterling Pipeline System
Schedule 5.3	No Conflicts; Consents
Schedule 5.4(a)	Title Exceptions
Schedule 5.4(b)	Exceptions to Sufficiency
Schedule 5.7	Financial Statements Exceptions to GAAP
Schedule 5.8	Absence of Certain Changes
Schedule 5.9	Taxes
Schedule 5.10	Real Property
Schedule 5.11	Tangible Personal Property Leases
Schedule 5.13(a)	Material Contracts
Schedule 5.13(b)	Notices of Default
Schedule 5.14	Seller Benefit Plans
Schedule 5.15(b)	Labor
Schedule 5.16	Litigation
Schedule 5.17	Compliance with Laws
Schedule 5.18	Environmental Matters
Schedule 5.20	Exceptions to Sufficient Rights
Schedule 6.3	No Conflicts; Consents
Schedule 7.2	Conduct of Business Pending the Closing
Schedule 7.11(a)	Employees of the Business
Schedule 7.14	Company Guarantees

v

Asset Purchase Agreement

This Asset Purchase Agreement (this “Agreement”), dated May 9, 2005, is made by and between Koch Pipeline Company, L.P., a Delaware limited partnership (“Seller”), and ONEOK, Inc., an Oklahoma corporation (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller transports, as part of its Mid Continent Division, natural gas liquids on behalf of shippers in the Sterling Pipeline System, the FERC Gathering System and the North Lines Pipeline System;

WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to acquire and assume from Seller, all of the Purchased Assets and Assumed Liabilities (as each such term is defined herein) of the Business for the purchase price and upon the terms and conditions hereinafter set forth; and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting stock, ownership interest or securities, by contract or otherwise.

“Business” means the business conducted by Seller of (i) transporting natural gas liquids on behalf of shippers in the Sterling Pipeline System, the FERC Gathering System and the North Lines Pipeline System, and (ii) operating pipelines and other facilities owned by Koch Hydrocarbon, LP or Koch Underground Storage Company.

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Guarantees” means all guaranties, letters of credit, bonds, sureties and other credit support or assurances provided by Seller or its Affiliates in support of any obligations of the Business, including those obligations listed on Schedule 7.14.

“Contract” means any written contract, indenture, note, bond, lease, commitment or other agreement.

“Documents” means all files, documents, instruments, papers, books, reports, tapes, microfilms, photographs, letters, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), all databases, custom reports and software interfaces exclusively related to the software applications listed under item 4 on Schedule 5.4(b) and other similar materials related exclusively to the Business or the Purchased Assets in each case whether or not in electronic form; provided, however, “Documents” shall not include: (i) information which, if provided to Purchaser, would violate applicable Law or the organizational documents of Seller, (ii) bids, letters of intent, expressions of interest, or other proposals received from others in connection with the transactions contemplated by this Agreement or otherwise and information and analyses relating to such communications, (iii) any information, the disclosure of which would jeopardize any legal privilege available to Seller or any of its Affiliates relating to such information or would cause Seller or any of its Affiliates to breach a confidentiality obligation by which it is bound, (iv) any of Seller’s internal valuations of the Business, industry of the Business, the Purchased Assets or the Assumed Liabilities, (v) confidential personnel and medical records pertaining to any employee of Seller, including Transferred Employees, and (vi) any information management systems of Seller.

“Easements” mean those certain easements set forth on Schedule 1.1(b).

“Effective Time” means 7:00 a.m. (Central time) on the Closing Date.

“Environmental Law” means any federal, state or local statute, regulation, ordinance, rule of common law or other legal requirement currently in effect relating to the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.)

and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as to each, as amended and the regulations promulgated pursuant thereto and as each is in effect on the date of this Agreement.

“Excluded Contracts” means the Contracts set forth on Schedule 1.1(d).

“FERC Gathering System” means the pipeline system generally depicted on Schedule 1.1(g).

“Furniture and Equipment” means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property, including all artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies, to the extent such items are currently used or held for use exclusively in the Business.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hardware” means any and all computer and computer-related hardware, including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks that are currently used or held for use exclusively in the Business.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, hazardous waste, mold and urea formaldehyde insulation.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Taxes” means any taxes imposed on net income except for Texas franchise Taxes.

“Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons for the payment of which such Person is responsible or liable as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all intellectual property rights used by Seller arising from or in respect of the following: (i) patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights, (iv) Software and (v) Technology.

“IRS” means the Internal Revenue Service.

“Jenks Property” means that real property in Tulsa County, Oklahoma commonly referred to as the Perryman Station, consisting of approximately 50 acres in the N/2 of the SW/4, the SE/4 of the SW/4, and the SW/4 of the SW/4 of the SE/4 of Section 36, T18N, R12E.

“Knowledge of Seller” means the actual knowledge of those Persons identified on Schedule 1.1(a).

“Law” means any foreign, federal, state or local law, statute, code, ordinance, rule or regulation.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

“Liability” means any Indebtedness, debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.

“Line Fill” means all product held by Seller for transportation or storage in connection with the Business.

“Losses” means all losses, Liabilities, obligations, damages, notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys’ and other professionals’ fees and disbursements.

“Material Adverse Effect” means (i) a material adverse effect on the business, assets, properties, results of operations or financial condition of the Business and the Purchased Assets (taken as a whole) or (ii) a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement, other than with respect to (i) and (ii), an effect resulting from an Excluded Matter. “Excluded Matter” means any one or more of the following: (A) the effect of any change in the United States or foreign economies or securities or financial markets in general; (B) the effect of any change that generally affects any industry in which the Business operates; (C) the effect of any change arising in connection with any natural disasters, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (D) the effect of any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby or with respect to the Business or the Purchased Assets; (E) any matter of which Purchaser is aware on the date hereof; (F) the effect of any changes in applicable Laws or accounting rules; (G) the failure of the Business to meet any of its internal projections; (H) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement; or (I) the loss of any employee of the Business.

“Mid-Continent Business Unit” means the combined businesses, activities and operations of (i) the Purchased Assets and the Assumed Liabilities and (ii) NGL/LP, LLC, Koch Underground Storage Company and each of their respective subsidiaries.

“North Lines Pipeline System” means the pipeline system generally depicted on Schedule 1.1(h).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of business of the Business.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance that have been made available to Purchaser; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body; (v) Liens securing debt as disclosed in the Financial Statements; (vi) title of a lessor under a capital or operating lease; (vii) Liens of public record; (viii) such other Liens, imperfections in title, charges, easements, restrictions and encumbrances that would not reasonably be expected to result in a Material Adverse Effect; and (ix) any other matters disclosed on Schedule 1.1(e).

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint enterprise, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Purchased Contracts” means all Contracts currently used or held for use exclusively in the Business, other than Excluded Contracts, as set forth on Schedule 1.1(f).

“Release” means any release, spill, emission, leaking, pumping, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment.

“Remedial Action” means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care and (iv) respond to or correct a condition of noncompliance with Environmental Laws.

“Software” means any and all of the following, other than “shrink wrap” licenses, that are primarily used in the Business: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) documentation including user manuals and other training documentation related to any of the foregoing.

“Sterling CAO” means that certain Corrective Action Order No. 46510-H (formerly known as a Hazardous Facility Order), issued on October 7, 1996 by the U.S. Department of Transportation, Office of Pipeline Safety, with respect to Seller’s Sterling 1 pipeline, as first amended by that certain First Amendment to CAO No. 46510-H issued on December 19, 2002 and as second amended by that certain Second Amendment to CAO No. 46510-H issued on March 3, 2005, which incorporates corrective actions on Seller’s Sterling 2 pipeline, and any other subsequent amendments thereto or successor Corrective Action Orders.

“Sterling Pipeline System” means the pipeline system generally depicted on Schedule 1.1(i).

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital,

sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i).

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials that are primarily used by Seller.

(b) Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Accounting Referee	7.15
Agreement	Recitals
Allocation Statement	7.15
Antitrust Division	7.4(a)
Antitrust Laws	5.3
Assumed Liabilities	2.3
Balance Sheet	5.7
Balance Sheet Date	5.7
Closing	4.1
Closing Date	4.1
COBRA	7.11(c)
Company Savings Plan	7.11(b)
Confidentiality Agreement	7.6
ERISA	5.14
Excluded Assets	2.2
Excluded Matter	1.1 (in definition of Material Adverse Effect)
Financial Statements	5.7
FTC	7.4(a)
Indemnification Claim	9.4(a)
Koch Marks	7.10
Material Contracts	5.13(a)
Nonassignable Assets	2.5(c)
Owned Property	5.10
Owned Properties	5.10

Term	Section
Personal Property Leases	5.11
Purchase Price	3.1
Purchased Assets	2.1
Purchaser	Recitals
Purchaser Documents	6.2
Purchaser Indemnified Parties	9.2(a)
Purchaser Plans	7.11(c)
Purchaser Savings Plan	7.11(b)
Real Property Lease	5.10
Real Property Leases	5.10
Retained Liabilities	2.4
Seller	Recitals
Seller Benefit Plans	5.14
Seller Documents	5.2
Seller Indemnified Parties	9.3(a)
Transferred Employees	7.11(a)
Transfer Taxes	10.1

(c) Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statements or (c) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(d) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser all of Seller’s right, title and interest in, to and under the Purchased Assets. “Purchased Assets” shall mean all assets, properties, contractual rights, goodwill and going concern value of Seller as of the Closing, other than Excluded Assets, to the extent used or held for use exclusively in the Business wherever situated and of whatever kind or nature, including the following:

(a) all accounts receivable of the Business existing at the Effective Time;

(b) all deposits (including customer deposits or otherwise) and prepaid charges and expenses of Seller;

(c) all rights of Seller under each Owned Property and Real Property Lease, together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;

(d) the Furniture and Equipment;

(e) the Purchased Contracts;

(f) all Documents;

(g) all Permits;

(h) the Easements;

(i) all rights of Seller under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with Transferred Employees or with third parties to the extent used or held for use exclusively in the Business or the Purchased Assets (or any portion thereof); and

(j) all rights of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold, or services provided, to Seller to the extent used or held for use exclusively in the Business or to the extent affecting any Purchased Assets.

2.2 Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Line Fill to Purchaser, and all right, title and interest to, in and under the Line Fill shall remain vested in the various shippers. Additionally, nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean all of the following assets:

(a) all assets, properties, interests and rights of Seller not used or held for use exclusively in the Business;

(b) all cash, cash equivalents, bank deposits or similar cash items of Seller;

(c) all Intellectual Property, including all right, title and interest of Seller in the KOMET Software;

(d) the Excluded Contracts;

(e) any claim, right or interest of Seller in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, for any Tax that is a Retained Liability;

(f) subject to Section 7.16, all insurance policies or rights to proceeds thereof relating to the assets, properties, business or operations of Seller;

(g) any rights, claims or causes of action of Seller against third parties relating to an Excluded Asset or a Retained Liability;

(h) all Seller Benefit Plans;

(i) the Jenks Property; and

(j) all rights granted to Sea Breeze Communication Company and its successors and assigns pursuant to that certain Restated Telecommunication Rights Agreement, by and between Sea Breeze Communication Company and Koch Pipeline Company, L.P., dated as of October 28, 1999.

2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume, effective as of the Effective Time, and shall timely perform and discharge in accordance with their respective terms, all Liabilities arising under, related to, or in connection with, the Business or the Purchased Assets whether arising on, before or after the Closing Date, other than the Retained Liabilities (collectively, the “Assumed Liabilities”), including the following Liabilities:

(a) all Liabilities of Seller or its Affiliates under the Purchased Contracts;

(b) all Liabilities with respect to Transferred Employees and as set forth in Section 7.11;

(c) accounts payable incurred in the Ordinary Course of Business existing at the Effective Time (including, for the avoidance of doubt, (i) invoiced accounts payable and (ii) accrued but uninvoiced accounts payable);

(d) except as set forth in Section 2.4(b), all transfer Taxes and all other Taxes applicable to the transfer of the Purchased Assets and all Taxes imposed upon or arising from the Purchased Assets, including but not limited to all ad valorem, property and similar Taxes;

(e) all Liabilities with respect to the Sterling CAO;

(f) all other Liabilities with respect to the Business, the Purchased Assets or the Transferred Employees; and

(g) all Liabilities relating to amounts required to be paid by Purchaser hereunder.

2.4 Retained Liabilities. Purchaser will not assume or be liable for any Retained Liabilities. “Retained Liabilities” shall mean the following Liabilities:

(a) all Liabilities to the extent they arise solely out of Excluded Assets, including Contracts that are not Purchased Contracts;

(b) all Liabilities for Income Taxes of Seller; and

(c) all Liabilities relating to amounts required to be paid by Seller under this Agreement.

2.5 Further Conveyances and Assumptions; Consent of Third Parties.

(a) From time to time after the Closing, Seller shall, or shall cause its Affiliates to, make available to Purchaser such non-confidential data in personnel records of Transferred Employees as is reasonably necessary for Purchaser to transition such employees into Purchaser’s records.

(b) From time to time after the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Seller Documents and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Seller Agreements, and to otherwise make effective the transactions contemplated hereby and thereby.

(c) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained. Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to cooperate with Purchaser at its request for up to 180 days after the Closing Date in endeavoring to obtain any consents with respect to Material Contracts, Real Property Leases, Personal Property Leases or Permits where consents have not been obtained before the Closing Date; provided, however, that such efforts shall not require Seller or any of its Affiliates to incur any expenses or Liabilities or provide any financial accommodation or to remain secondarily or contingently liable for any Assumed Liability to obtain any such consent. Purchaser and Seller shall use their respective commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to novate all Liabilities under any and all Purchased Contracts or other Liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of Seller and its Affiliates so that, in any such case, Purchaser shall be solely responsible for such Liabilities. To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Seller or the applicable Affiliate of Seller for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in Seller’s or such Affiliate’s name and all benefits and obligations existing thereunder shall be for Purchaser’s account. Seller shall take or cause to be taken at Purchaser’s expense such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller or the applicable Affiliate of Seller shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Nonassignable Assets. As of and from the Closing Date, Seller on behalf of itself and its Affiliates authorizes Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Nonassignable Assets and appoints Purchaser its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of Seller and on such Affiliate’s behalf with respect thereto, and Purchaser agrees to indemnify and hold Seller and its Affiliates, agents, successors and assigns harmless from and against any and all Liabilities and Losses based upon, arising out of or relating to Purchaser’s performance of, or failure to perform, such obligations under the Nonassignable Assets.

2.6 Bulk Sales Laws. Purchaser hereby waives any rights against Seller for non-compliance with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser.

ARTICLE III

CONSIDERATION

3.1 Consideration. The aggregate consideration for the Purchased Assets shall be (a) an amount in cash equal to FOUR HUNDRED MILLION DOLLARS ($400,000,000) (the “Purchase Price”) and (b) the assumption of the Assumed Liabilities.

3.2 Payment of Purchase Price. On the Closing Date, Purchaser shall pay the Purchase Price to Seller, which shall be paid by wire transfer of immediately available United States funds (not ACH) into an account designated by Seller.

ARTICLE IV

CLOSING AND TERMINATION

4.1 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 hereof (or the waiver thereof by the party entitled to waive that condition), the consummation of the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Seller located at 4111 E. 37th St. North, Wichita, Kansas (or at such other place as the parties may designate in writing) at 10:00 a.m. (Central time) on a date to be specified by the parties, which date shall be no later than the second Business Day after the satisfaction or waiver of each condition to the Closing set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another date is agreed to in writing by the parties hereto. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”

4.2 Termination of Agreement. This Agreement may be terminated before the Closing as follows:

(a) At the election of Seller or Purchaser on or after the first annual anniversary of the date hereof, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in material default of any of its obligations hereunder, and provided further that such date may be extended by Seller for up to two consecutive periods of up to 180 days each if only the conditions to Closing set forth in Sections 8.1(d) and 8.2(d) remain unsatisfied or unwaived at the first annual anniversary of the date hereof;

(b) by mutual written consent of Seller and Purchaser; or

(c) by Seller or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination that is not nonappealable (and pursue such appeal with reasonable diligence).

4.3 Procedure Upon Termination. In the event of termination by Purchaser or Seller, or both, pursuant to Section 4.2 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, and the purchase of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall be abandoned, without further action by Purchaser or Seller.

4.4 Effect of Termination. In the event that this Agreement is validly terminated pursuant to Section 4.2, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or Seller; provided, that no such termination shall relieve any party hereto from liability for any breach of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that:

5.1 Organization and Good Standing. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, lease and operate its properties and to carry on its business as now conducted. Seller is duly qualified or authorized to do business as a limited partnership and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Material Adverse Effect.

5.2 Authorization of Agreement. Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required action by the general partner of Seller on the part of Seller. This Agreement has been, and each of the Seller Documents will be at or before the Closing, duly and validly executed and delivered by Seller, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Seller Document, when so executed and delivered will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 Conflicts; Consents of Third Parties. Except as set forth on Schedule 5.3 and other than Contracts that have been terminated or will expire by their terms before or upon the Closing or Contracts with Affiliates of Seller that will be terminated before or upon the Closing, none of the execution and delivery by Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof will (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of limited partnership and the limited partnership agreement of Seller; (ii) any Contract or Permit to which Seller is a party or by which any of the properties or assets of Seller are bound (other than with respect to any provisions related to changes in credit ratings); (iii) any Order of any Governmental Body applicable to Seller or by which any of the properties or assets of Seller are bound; or (iv) any applicable Law; other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations, that would not reasonably be expected to have a Material Adverse Effect; or (b) require Seller to obtain any consent, waiver, approval, Order, Permit or authorization of, or declare or file with, or give notification to, any Person or Governmental Body, except for (i) compliance with the applicable requirements of the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”), and (ii) such consents, waivers, approvals, Orders,

Permits or authorizations the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.

5.4 Title to Purchased Assets; Sufficiency.

(a) Except for the Excluded Assets and as set forth on Schedule 5.4(a), each of the Purchased Assets is free and clear of all Liens other than Permitted Exceptions.

(b) Except for the Excluded Assets and as set forth on Schedule 5.4(b), the Purchased Assets constitute all of the assets used to conduct the Business as presently conducted, except where the absence of which would not reasonably be expected to have a Material Adverse Effect.

5.5 Intentionally Omitted.

5.6 Intentionally Omitted.

5.7 Financial Statements. Seller has delivered to Purchaser copies of the audited combined statements of net assets of the Mid-Continent Business Unit as of December 31, 2003 and 2004 and the related audited combined statements of revenues and expenses, changes in owner’s net assets, and cash flows for each of the three years for the period ended December 31, 2004 (such audited statements on a carve-out basis, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Except as set forth in the notes thereto and as disclosed in Schedule 5.7, each of the Financial Statements has been prepared in accordance with GAAP consistently applied and presents fairly in all material respects the combined net assets, the results of operations and cash flows of the Mid-Continent Business Unit as of the dates and for the periods indicated therein.

For the purposes hereof, the audited combined statements of net assets of the Mid-Continent Business Unit as at December 31, 2004 is referred to as the “Balance Sheet” and December 31, 2004 is referred to as the “Balance Sheet Date.”

5.8 Absence of Certain Changes. Except as contemplated by this Agreement or as set forth on Schedule 5.8, since the Balance Sheet Date (i) Seller has conducted the Business in all material respects only in the Ordinary Course of Business and (ii) there has not been any Material Adverse Effect.

5.9 Taxes. Except as set forth on Schedule 5.9:

(a) Seller has timely filed all Tax Returns required to be filed by it (taking into account requests for extensions to file such returns), all such returns are correct and complete, and all Taxes required to be paid by it have either been paid or are reflected in accordance with GAAP as a reserve for Taxes on the Financial Statements, except to the extent that such failures to timely file, to be correct and complete or to pay, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect;

(b) all material amounts of Taxes required to be withheld by Seller have been withheld and have been (or will be) duly and timely paid to the proper taxing authority;

(c) no material deficiencies for any Taxes have been proposed, asserted or assessed against Seller that are still pending;

(d) no requests for waivers of the time to assess any material amounts of Taxes of Seller with respect to the Business have been made that are still pending; and

(e) no Tax Return filed by Seller is under current examination by the IRS or by any tax authority.

This Section 5.9 represents the sole and exclusive representation and warranty of Seller regarding Tax matters.

5.10 Real Property. Schedule 5.10 sets forth a complete list of (i) all real property owned in fee by Seller used or held for use exclusively in the Business (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all leases of real property used or held for use exclusively in the Business to which Seller is a party or by which it is bound involving annual payments in excess of $100,000 (individually, a “Real Property Lease” and collectively, the “Real Property Leases”). Seller has good and valid fee title to the Owned Properties, free and clear of all Liens of any nature whatsoever except (A) as set forth on Schedule 5.10 and (B) Permitted Exceptions.

5.11 Tangible Personal Property Leases. Schedule 5.11 sets forth all leases of personal property used or held for use exclusively in the Business to which Seller is a party or by which it is bound (“Personal Property Leases”) involving annual payments in excess of $100,000, other than any Personal Property Leases that have been terminated or will expire by their terms before or upon the Closing or Contracts with Affiliates of Seller that will be terminated before or upon the Closing.

5.12 Intentionally Omitted.

5.13 Material Contracts.

(a) Schedule 5.13(a) sets forth all of the following Contracts to which Seller is a party or by which it is bound, other than Contracts that have been terminated or will expire by their terms before or upon the Closing or Contracts with Affiliates of Seller that will be terminated before or upon the Closing (collectively, the “Material Contracts”):

(i) Contracts with any current officer or director of Seller who is a Transferred Employee (other than Contracts made in the Ordinary Course of Business on terms generally available to similarly situated non-affiliated parties);

(ii) Contracts with any labor union or association representing any Transferred Employee;

(iii) Contracts entered into on or after January 1, 2002 for the sale of any of the assets of the Business, other than in the Ordinary Course of Business, for consideration in excess of $1,000,000;

(iv) Contracts entered into on or after January 1, 2002 relating to the acquisition by Seller of any operating business or the equity of any other Person, in each case for consideration in excess of $1,000,000, that are exclusively related to the Business;

(v) Contracts relating to the incurrence of Indebtedness or the making of any loans by Seller, in each case involving amounts in excess of $500,000, that would place a Lien on any of the Purchased Assets;

(vi) any other Contracts (except for Real Property Leases, Personal Property Leases and any Seller Benefit Plan) that are exclusively related to the Business between Seller and any Person to whom Seller is obligated to pay more than $250,000 in consideration in a calendar year that have a term of longer than ninety (90) days or are not terminable by Seller without penalty on notice of ninety (90) days or less; and

(vii) any other Contracts (except for Real Property Leases, Personal Property Leases and any Seller Benefit Plan) that are exclusively related to the Business between Seller and any Person that is obligated to pay more than $250,000 in consideration in a calendar year to Seller that have a term of longer than ninety (90) days or are not terminable by Seller without penalty on notice of ninety (90) days or less.

(b) Except as set forth on Schedule 5.13(b), Seller has not received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any Material Contract, Real Property Lease or Personal Property Lease, except for defaults that would not reasonably be expected to have a Material Adverse Effect.

5.14 Employee Benefits Plans. This Section 5.14 represents the sole and exclusive representation and warranty of Seller regarding employee benefit matters. Schedule 5.14 lists each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and any other material employee plan or agreement maintained, contributed to, or required to be contributed to by Seller (the “Seller Benefit Plans”). Except as disclosed on Schedule 5.14, none of the Seller Benefit Plans are subject to Title IV of ERISA or Section 412 of the Code. Additionally, none of the Seller Benefit Plans is a “multiemployer plan” as defined in Section 3(37) of ERISA or has been subject to Sections 4063 or 4064 of ERISA.

5.15 Labor.

(a) With respect to the Transferred Employees, Seller is not a party to any labor or collective bargaining agreement.

(b) Except as set forth on Schedule 5.15(b), with respect to the Transferred Employees, there are no (i) strikes, work stoppages, work slowdowns, or lockouts pending or, to the Knowledge of Seller, threatened in writing against or involving Seller, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Seller, threatened in writing by or on behalf of any employee or group of employees of Seller, except in each case as would not reasonably be expected to have a Material Adverse Effect.

5.16 Litigation. Except as set forth on Schedule 5.16, there are no Legal Proceedings pending or, to the Knowledge of Seller, threatened in writing against Seller before any Governmental Body related to the Business or the Purchased Assets, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

5.17 Compliance with Laws; Permits. Except for environmental matters covered in Section 5.18, Tax matters covered in Section 5.9, employee benefit matters covered in Section 5.14 and except as set forth on Schedule 5.17:

(a) Seller is in compliance with all Laws of any Governmental Body applicable to the Business, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. Seller has not received any written notice of or been charged with the violation of any Laws related to the Business or the Purchased Assets, except where such violation would not reasonably be expected to have a Material Adverse Effect; and

(b) Seller currently has all Permits that are necessary to operate the Business as currently conducted, except where the absence of which would not reasonably be expected to have a Material Adverse Effect. Seller is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party that is necessary to operate the Business as currently conducted, except where such default or violation would not reasonably be expected to have a Material Adverse Effect.

5.18 Environmental Matters. The representations and warranties contained in this Section 5.18 are the sole and exclusive representations and warranties of Seller pertaining or relating to any environmental matters, including any Permits and any other matter arising under any Environmental Laws. To the Knowledge of Seller, except as set forth on Schedule 5.18 hereto and except in each case as would not reasonably be expected to have a Material Adverse Effect:

(a) the operations of the Business are presently in compliance with all applicable Environmental Laws and all Permits issued pursuant to Environmental Laws;

(b) Seller has obtained all Permits required under all applicable Environmental Laws necessary to operate the Business as currently conducted;

(c) the Business and the Purchased Assets are not the subject of any outstanding Order or Contract with any Governmental Body respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(d) Seller has not received any written communication alleging that, with respect to the Business or the Purchased Assets, Seller may be in violation of any Environmental Law or any Permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law; and

(e) there are no investigations by a Governmental Body of the Business pending or threatened in writing, which would reasonably be expected to result in the imposition of any material liability pursuant to any Environmental Law.

5.19 Financial Advisors. Except for Goldman, Sachs & Co., no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment from Purchaser in respect thereof.

5.20 Sufficient Rights. Except as set forth on Schedule 5.20, Seller has sufficient rights to use and to operate all of the Purchased Assets, except where the absence of which would not reasonably be expected to have a Material Adverse Effect.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

6.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.

6.2 Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or before the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 Conflicts; Consents of Third Parties. Except as set forth on Schedule 6.3, none of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof will (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation or bylaws of Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations, that would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; or (b) require Purchaser to obtain any consent, waiver, approval, Order, Permit or authorization of, or declare or file with, or give notification to, any Person or Governmental Body, except for (i) compliance with the applicable requirements of the Antitrust Laws, and (ii) such consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

6.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened in writing against Purchaser, or to which Purchaser is otherwise a party before any Governmental Body, which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions hereby. Purchaser is not subject to any Order of any Governmental Body except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

6.5 Financial Advisors. Except for UBS Securities LLC or its Affiliates, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.6 Financing. Purchaser (i) has, and at the Closing will have, sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement, (ii) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (iii) has not incurred any obligation, commitment, restriction or Liability of any kind, which would impair or adversely affect such resources and capabilities.

ARTICLE VII

COVENANTS

7.1 Access to Information. Before the Closing Date, Purchaser shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Business and such examination of the Documents as it reasonably requests and to make extracts and copies of the Documents. Any such investigation and examination shall be conducted during regular business hours and under commercially reasonable circumstances and shall be subject to restrictions under applicable Law. Seller shall, and shall cause its officers, employees, consultants, agents, accountants, attorneys and other representatives of Seller to, cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with Seller and its representatives and shall use their commercially reasonable efforts to minimize any disruption to the business of Seller. Purchaser agrees to abide by any safety rules or rules of conduct reasonably imposed by Seller or the operator of such properties, as the case may be, with respect to Purchaser’s access and any information furnished to Purchaser or its representatives pursuant to this Section 7.1. Purchaser shall indemnify, defend and hold harmless Seller and its officers, directors, employees and agents from and against any and all Losses asserted against or suffered by them relating to, resulting from, or arising out of, examinations or inspections made by Purchaser or its representatives pursuant to this Section 7.1, except to the extent such Losses relate to, result from or arise out of, the gross negligence or willful misconduct of Seller. Notwithstanding anything to the contrary contained herein, before the Closing, without the prior written consent of Seller, which may be withheld for any reason, (i) Purchaser shall not contact any suppliers to, or customers of, Seller or its Affiliates, and (ii) Purchaser shall have no right to perform invasive or subsurface investigations of the properties or facilities of Seller or the Business.

7.2 Conduct of the Business Pending the Closing. From the date hereof and until the Closing, except (A) as set forth on Schedule 7.2, (B) as required by applicable Law, (C) as otherwise contemplated by this Agreement or (D) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) Seller shall:

(i) conduct the Business only in the Ordinary Course of Business; and

(ii) use its commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Business, and (B) preserve the present relationships with customers and suppliers of the Business.

(b) Seller shall not take any of the following actions to the extent they adversely affect the Business:

(i) other than in the Ordinary Course of Business (A) increase the coverage or benefits available under any (or create any new) Seller Benefit Plan or (B) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which Seller is a party and involves a Transferred Employee, except, in each case, as required by applicable Law from time to time in effect or by the terms of any Seller Benefit Plans;

(ii) subject any of the Purchased Assets to any Lien, except for Permitted Exceptions;

(iii) other than in the Ordinary Course of Business, acquire any material properties or assets that would be Purchased Assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any Purchased Assets;

(iv) other than in the Ordinary Course of Business, cancel or compromise any material debt or claim of Seller that constitutes a Purchased Asset;

(v) other than with respect to the Excluded Assets, enter into any commitment for capital expenditures with respect to the Business in excess of $4,000,000 for all commitments in the aggregate, other than reasonable capital expenditures in connection with any emergency or force majeure events affecting the Business;

(vi) enter into, modify or terminate any labor or collective bargaining agreement affecting any Transferred Employee or, through negotiations or otherwise, make any commitment or incur any liability to any labor organizations affecting any Transferred Employee;

(vii) enter into or agree to enter into any merger or consolidation with any corporation or other entity; or

(viii) agree to do anything prohibited by this Section 7.2(b).

7.3 Consents. For up to 180 days after the Closing Date, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to cooperate with

Purchaser, at Purchaser’s request, in endeavoring to obtain any consents required with respect to Material Contracts, Real Property Leases, Personal Property Leases or Permits; provided, however, that such efforts shall not require Seller or any of its Affiliates to incur any expenses or Liabilities or provide any financial accommodation or to remain secondarily or contingently liable for any Liability with respect thereto to obtain any such consent.

7.4 Regulatory Approvals.

(a) Each of Purchaser and Seller shall (i) make or cause to be made all filings required of each of them or any of their respective Affiliates under the Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within fifteen (15) Business Days after the date of this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective subsidiaries from the Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) or any other Governmental Body in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, responding to any reasonable requests for copies of all such documents to the non-filing parties before filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction. Each such party shall use its best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 7.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, and the recipient shall cause such outside counsel not to disclose such materials or information to any employees, officers, directors or other representatives of the recipient or their Affiliates, unless express written permission is obtained in advance from the source of the materials. Each such party shall promptly inform the other party hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other party hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws. Purchaser shall pay all filing fees in connection with all filings under the Antitrust Laws.

(b) Each of Purchaser and Seller shall use its best efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the Antitrust Laws. In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Antitrust Law, each of Purchaser and Seller shall cooperate and use its best efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, Purchaser and Seller decide that litigation is not in their respective best interests. Each of Purchaser and Seller shall use its best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. In connection with and without limiting the foregoing, Purchaser agrees to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Federal, state and local and non-United States antitrust or competition authority, so as to enable the parties to close the transactions contemplated by this Agreement as expeditiously as possible, including committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the sale or disposition of such of its assets or businesses (including any acquired pursuant to this Agreement) as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or preceding, that would otherwise have the effect of preventing, delaying or limiting the consummation of the transactions contemplated by this Agreement.

7.5 Further Assurances. Each of Purchaser and Seller shall use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

7.6 Confidentiality. Purchaser acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the confidentiality agreement between Purchaser and Seller dated February 1, 2005, as amended (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business or otherwise included in the Purchased Assets; provided, however, that Purchaser acknowledges that any and all other information provided to it by Seller or its representatives pursuant to the terms of the Confidentiality Agreement and in connection with the transactions contemplated by this Agreement concerning Seller and its Affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

7.7 Intentionally Omitted.

7.8 Preservation of Records. Purchaser shall preserve and keep the records relating to the Business for a period of seven (7) years from the Closing Date, or, if longer, as required by Law. Purchaser shall make such records and personnel available as may be reasonably required by Seller in connection with, among other things, any insurance claims or indemnification claims by, Legal Proceedings or tax audits against or governmental investigations of Seller or any of its Affiliates or in order to enable Seller to comply with its obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Purchaser wishes to destroy such records after that time, Purchaser shall first give ninety (90) days prior written notice to Seller, and Seller shall have the right at its option and expense, upon prior written notice given to Purchaser within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

7.9 Publicity.

(a) Neither Purchaser nor Seller shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the reasonable judgment of Seller or Purchaser, disclosure is otherwise required by applicable Law, provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with applicable Law to consult with the other party with respect to the text thereof.

(b) Each of Purchaser and Seller agree that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law. In the event that such disclosure, availability or filing is required by applicable Law, each of Purchaser and Seller, as applicable, agrees to use its commercially reasonable efforts to obtain “confidential treatment” of this Agreement with the U.S. Securities and Exchange Commission (or the equivalent treatment by any other Governmental Body) and to redact such terms of this Agreement as the other party may request.

7.10 Use of Name. Purchaser agrees that (i) neither Purchaser nor any of its Affiliates has any right, title or interest in or to the name “Koch” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto (including any pipeline markers) or containing or comprising the foregoing, including any derivations, modifications or alterations thereof, and any word, name or mark confusingly similar thereto (collectively, the “Koch Marks”), (ii) neither Purchaser nor any of its Affiliates shall have any right to use the Koch Marks after the Closing Date, except that Purchaser may use pipeline markers that contain the Koch Marks for a period not to exceed one hundred eighty (180) days after the Closing Date, and (iii) Purchaser shall, and Purchaser shall cause its Affiliates to, otherwise cease to hold itself out as having any affiliation with Seller or any of its Affiliates. In furtherance thereof, as promptly as practicable but in no event later than one hundred twenty (120) days after the Closing Date, Purchaser shall remove, strike over or otherwise obliterate all Koch Marks from all materials including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software, technical guidelines, standards and procedures and other materials (other than with respect to pipeline markers, which shall be removed within one hundred eighty (180) days after the Closing Date).

7.11 Employment and Employee Benefits.

(a) Employees. At least seven (7) Business Days before the Closing, Purchaser shall deliver, in writing, an offer of employment to each individual set forth on Schedule 7.11(a) (as such schedule may have been supplemented by Seller) to commence immediately after the Effective Time. Such offer of employment shall be at least at the same rate of total compensation and for a comparable job, in accordance with Section 7.11(c)(i) below, as each such individual held with the Business immediately before the Closing. Such individuals who accept such offer by the Closing Date are hereinafter referred to as the “Transferred Employees.”

(b) Standard Procedure. Pursuant to the “Standard Procedure” provided in section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399, (i) Purchaser and Seller shall report on a predecessor/successor basis as set forth therein, (ii) Seller will not be relieved from filing a Form W-2 with respect to any Transferred Employees, and (iii) Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee with respect to the portion of the year during which such Transferred Employees are employed by Purchaser that includes the Closing Date, excluding the portion of such year that such Transferred Employee was employed by Seller.

(c) Benefits.

(i) For a period of two (2) years after the Closing Date, or such longer period of time required by applicable Law, Purchaser shall provide Transferred Employees, who remain employed with Purchaser or an Affiliate of Purchaser, with (a) compensation (including salary, wages and opportunities for commissions, overtime and premium pay, but excluding bonuses and incentive pay) and a position of employment that are, in each case, at least substantially equivalent to those provided to such Transferred Employees immediately before the Effective Time and (b) bonuses and incentive pay and employee benefits at least as favorable as those provided by Purchaser to its similarly situated employees immediately before the Effective Time.

(ii) For purposes of eligibility and vesting (but not benefit accrual, except in the case of vacation and sick leave which shall continue post-Closing) under the employee benefit plans or pension plans of Purchaser providing benefits to Transferred Employees (the “Purchaser Plans”), Purchaser shall credit each

Transferred Employee with his or her years of service with Seller and any predecessor entities, to the same extent as such Transferred Employee was entitled immediately before the Effective Time to credit for such service under any similar Seller Benefit Plan. The Purchaser Plans shall not deny Transferred Employees coverage on the basis of pre-existing conditions and shall credit such Transferred Employees in the year of initial participation in the Purchaser Plans for any deductibles and out-of-pocket expenses paid by such Transferred Employees under the Seller Benefit Plans. Seller shall provide to Purchaser within ninety (90) days after the Closing a listing of deductibles and out-of-pocket expenses for the current year for those Transferred Employees and their dependents who provide authorization for release of such data.

(iii) Purchaser shall provide and be solely responsible for any continuation coverage required under Section 4980 of the Code, Part 6 of Title I of ERISA or applicable state law (“COBRA”) to each Transferred Employee or any person related to such Transferred Employee who is a “qualified beneficiary” as that term is defined in COBRA whose first “qualifying event” (as defined in COBRA) occurs on or before the Closing.

(iv) Purchaser shall permit each Transferred Employee to elect on the Closing Date (or as soon thereafter as reasonably practicable) a direct rollover of his or her rolloverable account balance under the Seller Benefit Plan that is a cash or deferred arrangement under Section 401(k) of the Code (the “Company Savings Plan”) to a defined contribution plan designated by Purchaser (the “Purchaser Savings Plan”), and Seller shall cause the Company Savings Plan to deliver to the Purchaser Savings Plan as soon as reasonably practicable after the Closing Date the promissory notes and other loan documentation, if any, of the Transferred Employees who have elected such a direct rollover in accordance with the procedures prescribed by Seller. Purchaser shall cause the Purchaser Savings Plan to accept the direct rollover of electing Transferred Employees’ benefits in cash and, if applicable, promissory notes that are distributed from the Company Savings Plan.

(v) If, within two (2) years after the Closing Date, (a) the employment of any Transferred Employee is terminated by Purchaser or an Affiliate of Purchaser for a reason other than cause (as that term is defined in Purchaser’s severance plan), or (b) a Transferred Employee leaves his or her employment as a result of the decision by Purchaser or an Affiliate of Purchaser to relocate the place of employment of any Transferred Employee that is greater than a fifty (50) mile radius from the Transferred Employee’s place of employment immediately before the Effective Time, then, in either case, Purchaser shall provide such Transferred Employee the greater of (x) such severance benefits as Purchaser and its Affiliates make available to their similarly situated employees and (y) severance benefits equal to two (2) weeks of such Transferred Employee’s salary for every year of service with Purchaser, Seller or their respective Affiliates, not to exceed fifty-two (52) weeks of such Transferred Employee’s salary. For purposes of calculating the amount of any severance compensation in respect of such severance benefit, Purchaser shall take into account each Transferred Employee’s years of service with Seller and any predecessor entities, to the same extent as such Transferred Employee was entitled immediately before the Closing to credit for such service.

(vi) Seller acknowledges that Purchaser is not assuming nor shall Purchaser otherwise be liable for any obligations of Seller under any Seller Benefit Plan; and Purchaser acknowledges that Seller is not assuming nor shall Seller otherwise be liable for any obligations of Purchaser under any Purchaser Plan.

7.12 Non-Solicitation.

(a) For a period of two (2) years after the Closing Date, Purchaser shall not, and shall cause its Affiliates not to, cause, solicit, induce or encourage any employees who are or, after the Closing Date, become employees of Seller or its Affiliates related to the Excluded Assets to leave their employment with Seller or its Affiliates; provided, however, the foregoing shall not prohibit general solicitations of employment not specifically directed toward employees of Seller or its Affiliates or the hiring of such employees in response thereto, nor the hiring, employment or engagement of any employee of Seller or its Affiliates who presents himself or herself for employment without direct or indirect solicitation by Purchaser or any Affiliate of Purchaser.

(b) For a period of two (2) years after the Closing Date, Seller shall not, and shall cause its Affiliates not to, cause, solicit, induce or encourage any Transferred Employees to leave their employment with Purchaser or its Affiliates; provided, however, the foregoing shall not prohibit general solicitations of employment not specifically directed toward Transferred Employees or the hiring of such employees in response thereto, nor the hiring, employment or engagement of any Transferred Employee who presents himself or herself for employment without direct or indirect solicitation by Seller or any Affiliate of Seller.

7.13 Supplementation and Amendment of Schedules. From time to time before the Closing, Seller shall have the right to supplement or amend the Schedules with respect to any matter hereafter arising or discovered after the delivery of the Schedules pursuant to this Agreement. No such supplement or amendment shall have any effect on the satisfaction of the condition to Closing set forth in Section 8.1(a); provided, however, if the Closing shall occur, then Purchaser shall be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise, including pursuant to Article IX hereof, with respect to any and all matters disclosed pursuant to any such supplement or amendment at or before the Closing.

7.14 Company Guarantees.

(a) Purchaser shall use its commercially reasonable efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to Seller,

on or before the Closing, valid and binding written releases of Seller and its Affiliates, as applicable, from any liability or obligation, whether arising before, on or after the Closing Date, under any Company Guarantees in effect as of the Closing, including by providing substitute guarantees with terms that are at least as favorable to the counterparty as the terms of the applicable Company Guarantees and by furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as the counterparty may reasonably request. If any Company Guarantee has not been released as of the Closing Date, then Purchaser shall continue to use its commercially reasonable efforts after the Closing to cause each such unreleased Company Guarantee to be released promptly.

(b) Notwithstanding anything to the contrary herein, Purchaser and Seller acknowledge and agree that at any time on or after the Closing Date, Seller and its Affiliates may, in their sole discretion, take any action to terminate, obtain release of or otherwise limit their liability under any and all outstanding Company Guarantees.

(c) Purchaser shall indemnify and hold harmless Seller and its Affiliates from and after the Closing for any Losses arising out of or relating to any Company Guarantees.

7.15 Allocation of Purchase Price. As promptly as practicable, but in no event later than sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Allocation Statement”) allocating the Purchase Price among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder. Seller shall have fifteen (15) days to review the Allocation Statement and shall notify Purchaser of any disputes with the allocation as set forth in the Allocation Statement. Seller and Purchaser shall negotiate in good faith to resolve any such dispute before the date that is sixty (60) days before the due date of the Tax Returns that reflect the allocation. If Seller and Purchaser cannot resolve the disputed allocation before such date, then Seller and Purchaser shall refer the dispute to PricewaterhouseCoopers LLP (the “Accounting Referee”) to review and to determine the proper allocation (it being understood that in making such determination, the Accounting Referee shall be functioning as an expert and not as an arbitrator). The Accounting Referee shall deliver to Seller and Purchaser, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a determination of the allocation. This determination will be binding on the parties hereto and all Tax Returns filed by Purchaser, Seller and each of their Affiliates shall be prepared consistently with such allocation. The cost of such review and report shall be borne by Purchaser.

7.16 Insurance. If between the date of this Agreement and the Effective Time, (i) any loss or damage to the improvements or other tangible personal property included in the Purchased Assets shall occur from fire, casualty or any other occurrence, (ii) Seller does not at its discretion replace or restore such property before the Effective Time and (iii) the Closing occurs, then all insurance proceeds received by Seller as a result of the event causing such loss or damage (net of any retrospective premium, payback or similar obligations in applicable insurance policies) will be delivered by

Seller to Purchaser. For the avoidance of doubt, Seller shall not otherwise have any obligation to replace or restore any such property if such insurance proceeds are assigned to Purchaser. Seller shall have the sole right and authority to provide notices and claims to the applicable insurance carrier and otherwise to communicate and negotiate with such carrier, but shall use its commercially reasonable efforts to obtain any such proceeds payable to Seller. Notwithstanding the foregoing, the benefit of any insurance proceeds in relation to “business interruption” damages based upon lost profits or business opportunities in respect of the period before the Effective Time, and insurance proceeds in relation to such loss or damage to the extent attributable to any such property replaced or restored before the Effective Time or otherwise used for such purposes, will inure to the benefit of and be payable to Seller, and Purchaser will not be entitled to receive or retain such proceeds.

7.17 Transition Services and Software License. Seller and Purchaser hereby agree to negotiate in good faith to enter into a transition services agreement and a software license agreement as mutually agreed upon by the parties hereto before the Closing.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or before the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) Subject to supplementation pursuant to Section 7.13, Seller shall be deemed to remake the representations and warranties of Seller set forth in this Agreement and such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided however, that in the event of a breach of a representation or warranty, the condition set forth in this Section 8.1(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together result in a Material Adverse Effect;

(b) Seller shall have performed and complied with all obligations and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date; provided however, that in the event of any failure to comply, the condition set forth in this Section 8.1(b) shall be deemed satisfied unless the effect of any such failure to comply results in a Material Adverse Effect;

(c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d) the waiting period applicable to the transactions contemplated by this Agreement under the Antitrust Laws shall have expired or early termination shall have been granted;

(e) Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed and acknowledged affidavit of the appropriate Affiliate of Seller, substantially in the form attached hereto as Exhibit A, stating that such Affiliate of Seller is not a “foreign person” as defined in Section 1445 of the Code;

(f) Seller shall have delivered, or caused to be delivered, to Purchaser an Assignment and Assumption Agreement, a form of which is attached hereto as Exhibit B, signed by an authorized officer of Seller;

(g) Seller shall have delivered, or caused to be delivered, to Purchaser a Bill of Sale, a form of which is attached hereto as Exhibit C, signed by an authorized officer of Seller;

(h) Seller shall have delivered, or caused to be delivered, to Purchaser the Full Assignment and Assumption Agreement for Easements, a form of which is attached hereto as Exhibit D, signed by an authorized officer of Seller;

(i) Seller shall have delivered to Purchaser Seller’s duly executed signature page to the applicable Special Warranty Deed, which shall be substantially in the form attached hereto as Exhibit E; and

(j) the transactions contemplated by that certain Limited Liability Company Membership Interest and Stock Purchase Agreement dated as of the date hereof by and between Koch Hydrocarbon Management Company, LLC and Purchaser shall be consummated simultaneously with the Closing and the transactions contemplated herein.

8.2 Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, before or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a) Purchaser shall be deemed to remake the representations and warranties of Purchaser set forth in this Agreement and such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b) Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date;

(c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d) the waiting period applicable to the transactions contemplated by this Agreement under the Antitrust Laws shall have expired or early termination shall have been granted;

(e) Seller shall have received the Purchase Price pursuant to Section 3.2;

(f) Purchaser shall have delivered, or caused to be delivered, to Seller an Assignment and Assumption Agreement, a form of which is attached hereto as Exhibit B, signed by an authorized officer of Purchaser;

(g) Purchaser shall have delivered, or caused to be delivered, to Seller the Full Assignment and Assumption Agreement for Easements, a form of which is attached hereto as Exhibit D, signed by an authorized officer of Purchaser;

(h) Purchaser shall have delivered to Seller Purchaser’s duly executed signature page to the applicable Special Warranty Deed, which shall be substantially in the form attached hereto as Exhibit E;

(i) the transactions contemplated by that certain Limited Liability Company Membership Interest and Stock Purchase Agreement dated as of the date hereof by and between Koch Hydrocarbon Management Company, LLC and Purchaser shall be consummated simultaneously with the Closing and the transactions contemplated herein; and

(j) At least five (5) Business Days before Closing, Purchaser shall have provided Seller an estimate by jurisdiction of the Transfer Taxes and Seller shall have received such amounts.

8.3 Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in Sections 8.1 or 8.2, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE IX

INDEMNIFICATION

9.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall survive the Closing until nine (9) months after the Closing Date, except that the representations and warranties in Sections 5.1, 5.2, 5.4, 5.19, 6.1, 6.2 and 6.5 shall survive until the fifth annual anniversary of the Closing Date and the representations and warranties in Section 5.9 shall survive the Closing until the expiration of the applicable statute of limitations. All of the covenants made by each party in this Agreement shall survive the consummation of the transactions contemplated herein and shall continue in full force and effect after the Closing indefinitely until all obligations with respect to any such covenants are fulfilled in their entirety.

9.2 Indemnification by Seller.

(a) Subject to Sections 7.13, 9.1 and 9.5 hereof, Seller hereby agrees to indemnify and hold Purchaser and its directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any Losses incurred by any of the Purchaser Indemnified Parties based upon or arising directly from (i) any breach of the representations, warranties, covenants or agreements made by Seller in this Agreement, (ii) any Excluded Asset or (iii) any Retained Liability.

(b) Purchaser acknowledges and agrees that Seller shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates to action taken by Purchaser or any other Person (other than Seller in breach of this Agreement) after the Closing Date. Purchaser shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to the Loss.

9.3 Indemnification by Purchaser.

(a) Subject to Sections 9.1 and 9.5, Purchaser hereby agrees to indemnify and hold Seller and its directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any Losses incurred by any of the Seller Indemnified Parties based upon or arising directly from (i) any breach of the representations, warranties, covenants or agreements made by Purchaser in this Agreement, (ii) any Assumed Liability or (iii) any Purchased Asset.

(b) Seller shall take and cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to the Loss.

9.4 Indemnification Procedures.

(a) In the event that any Legal Proceeding shall be instituted, or that any claim shall be asserted, by any Person in respect of which payment may be sought under Sections 9.2 or 9.3 hereof ( an “Indemnification Claim”), the indemnified party shall promptly cause written notice in reasonable detail of the assertion of any

Indemnification Claim of which it has knowledge that is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim that relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim that relates to any Losses indemnified against hereunder, it shall within ninety (90) days notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim that relates to any Losses indemnified against hereunder, the indemnified party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim. If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at its own expense, in the defense of such Indemnification Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 9.4 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Indemnification Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party’s willingness to accept the settlement offer and, subject to the applicable limitations of Section 9.5, pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such Indemnification Claim, free of any participation by the indemnifying party, and the amount of any ultimate liability with respect to such Indemnification Claim that the indemnifying party has an obligation to pay hereunder, subject to the applicable limitations of Section 9.5, shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus the Losses of the indemnified party relating to such Indemnification Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the Indemnified Party with respect to such Indemnification Claim. If the indemnifying party makes any payment on any Indemnification Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Indemnification Claim.

(b) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.

9.5 Limitations on Indemnification.

(a) A Purchaser Indemnified Party may assert an Indemnification Claim pursuant to Section 9.2(a)(i) with respect to representations and warranties of the Seller only to the extent the Purchaser Indemnified Party gives notice of the Indemnification Claim pursuant to Section 9.4(a) before the expiration of the applicable time period set forth in Section 9.1 for such representation and warranty. Any Indemnification Claim not made in accordance with Section 9.4(a) by the Purchaser Indemnified Parties on or before the applicable date set forth in Section 9.1, and Seller’s indemnification obligations with respect thereto, will be irrevocably and unconditionally released and waived by the Purchaser Indemnified Parties.

(b) Notwithstanding the provisions of this Article IX, Seller shall not have any indemnification obligations for Losses under Section 9.2, (i) for any individual item where the Loss relating thereto is less than $100,000 and (ii) in respect of each individual item where the Loss relating thereto is equal to or greater than $100,000, unless the aggregate amount of all such Losses exceeds three (3%) percent of the Purchase Price, and then only to the extent of such excess. In no event shall the aggregate amount of Losses to be paid by Seller under Section 9.2 exceed ten (10%) percent of the Purchase Price.

(c) No representation or warranty of Seller contained herein shall be deemed untrue or incorrect, and Seller shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event of which (i) is disclosed in response to another representation or warranty contained in this Agreement or (ii) Purchaser is aware as of the Closing Date.

(d) The amount of any Losses for which indemnification is provided under this Article IX shall be net of any amounts actually recovered or recoverable by the indemnified party under insurance policies or otherwise, and net of any Tax benefit realized by Purchaser with respect to such Losses.

(e) For purposes of calculating the amount of any Losses for which indemnification for any breach of any representation or warranty is provided under this Article IX (but not for purposes of determining whether any particular representation or warranty contained herein has been breached), any materiality or Material Adverse Effect qualifications in the applicable representations or warranties shall be ignored.

(f) Notwithstanding anything contained in this Agreement to the contrary, Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, acknowledges and agrees that, except for the representations and warranties contained in Article V (as modified by the Schedules hereto), neither Seller nor any other Person is making any express or implied representation or warranty with respect to Seller, the Business, the Purchased Assets, the Excluded Assets, the Assumed Liabilities, the Retained Liabilities, Seller’s Affiliates or the transactions contemplated by this Agreement, and Seller disclaims any representations or warranties, whether made by Seller or its Affiliates, officers, directors, employees, agents or representatives. Any claims a Purchaser Indemnified Party may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller set forth in Article V (as modified by the Schedules hereto as supplemented or amended). In furtherance of the foregoing, except for the representations and warranties contained in Article V (as modified by the Schedules hereto), Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, acknowledges and agrees that none of Seller, any of its Affiliates or any other Person will have or be subject to any liability to a Purchaser Indemnified Party or any other Person for, and Seller hereby disclaims all liability and responsibility for, any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives, including any confidential memoranda distributed on behalf of Seller relating to the Business or the Purchased Assets or other publications or data room information provided to Purchaser or its Affiliates or representatives, or any other document or information in any form provided to Purchaser or its Affiliates or representatives in connection with the sale of the Purchased Assets and the transactions contemplated hereby (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser or its Affiliates or representatives by any director, officer, employee, agent, consultant, or representative of Seller or any of its Affiliates) or for Purchaser’s use of any such information.

(g) Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, acknowledges that it has conducted to its satisfaction, its own independent investigation of the condition, operations and business of the Business and the Purchased Assets (including all activated and deactivated pipelines) and, in making its determination to proceed with the transactions contemplated by this Agreement, each of the Purchaser Indemnified Parties has relied on the results of Purchaser’s independent investigation. The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

(h) Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, acknowledges that the properties of the Business have asbestos-containing materials. Seller hereby disclaims all liability and responsibility with respect to any claims or Liabilities arising therefrom or related thereto, and Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, acknowledges that it shall have no claims against Seller with respect thereto.

9.6 Tax Treatment of Indemnity Payments. Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

9.7 NO CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT OR PROVIDED FOR UNDER ANY APPLICABLE LAW, NO PARTY SHALL, IN ANY EVENT, BE LIABLE TO ANY OTHER PERSON, EITHER IN CONTRACT OR IN TORT, FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OF SUCH OTHER PERSON, INCLUDING LOSS OF FUTURE REVENUE, INCOME OR PROFITS, DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH HEREOF, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED TO THE OTHER PARTY IN ADVANCE OR COULD HAVE BEEN REASONABLY FORESEEN BY SUCH OTHER PARTY (PROVIDED THAT SUCH LIMITATION SHALL NOT LIMIT SELLER’S RIGHT TO RECOVER CONTRACT DAMAGES IN CONNECTION WITH PURCHASER’S FAILURE TO CONSUMMATE THE CLOSING IN VIOLATION OF THIS AGREEMENT). THE EXCLUSION OF CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES AS SET FORTH IN THE PRECEDING SENTENCE SHALL NOT APPLY TO ANY SUCH DAMAGES SOUGHT BY THIRD PARTIES AGAINST A PURCHASER INDEMNIFIED PARTY OR A SELLER INDEMNIFIED PARTY, AS THE CASE MAY BE, IN CONNECTION WITH LOSSES THAT MAY BE INDEMNIFIED PURSUANT TO THIS ARTICLE IX.

9.8 EXCLUSIVE REMEDY. SELLER, ON BEHALF OF ITSELF AND EACH OF THE OTHER SELLER INDEMNIFIED PARTIES, AND PURCHASER, ON BEHALF OF ITSELF AND EACH OF THE OTHER PURCHASER INDEMNIFIED PARTIES, ACKNOWLEDGE AND AGREE THAT, SUBJECT TO SECTION 10.12, THE SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OR INACCURACY, OR ALLEGED BREACH OR INACCURACY, OF ANY REPRESENTATION OR WARRANTY IN THIS AGREEMENT OR ANY COVENANT OR AGREEMENT UNDER THIS AGREEMENT, SHALL BE INDEMNIFICATION IN ACCORDANCE WITH THIS ARTICLE IX. IN FURTHERANCE OF THE FOREGOING, SELLER, ON BEHALF OF ITSELF AND EACH OF THE OTHER SELLER INDEMNIFIED PARTIES, AND PURCHASER, ON BEHALF OF ITSELF AND EACH OF THE OTHER PURCHASER INDEMNIFIED PARTIES, HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL OTHER RIGHTS, CLAIMS AND CAUSES OF ACTION (INCLUDING RIGHTS OF CONTRIBUTIONS, IF ANY) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY TORT OR BREACH OF CONTRACT CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT), KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, WHICH EXIST OR MAY ARISE IN THE FUTURE, THAT IT MAY HAVE AGAINST THE SELLER INDEMNIFIED PARTIES OR THE PURCHASER INDEMNIFIED PARTIES, AS THE CASE MAY BE, ARISING UNDER OR BASED UPON ANY FEDERAL, STATE OR LOCAL LAW (INCLUDING ANY SUCH LAW RELATING TO ENVIRONMENTAL MATTERS OR ARISING UNDER OR BASED UPON ANY SECURITIES LAW, COMMON LAW OR OTHERWISE).

9.9 No Transfer of Seller’s Indemnities. If Purchaser sells, assigns or otherwise transfers, by operation of law or otherwise, all or substantially all of the Business to any Person, other than an Affiliate of Purchaser, then Seller’s indemnities pursuant to Section 9.2 relating to such transferred Business, or portion thereof, shall automatically and immediately extinguish.

ARTICLE X

MISCELLANEOUS

10.1 Payment of Transfer Taxes. Purchaser shall be responsible for (and shall indemnify and hold harmless Seller and its directors, officers, employees, Affiliates, agents and permitted assigns against) any applicable sales, use, gross receipts, privilege, stamp, documentary, filing, recording, transfer or similar fees or Taxes or governmental charges (including real property transfer taxes, UCC-3 filing fees, U.S. Interstate Commerce Commission, U.S. Department of Transportation, real estate and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) in connection with the transactions contemplated by this Agreement (other than Taxes measured by or with respect to net income imposed on Seller or its Affiliates) (collectively, “Transfer Taxes”). Seller shall file all necessary documents (including all Tax Returns) with respect to all such amounts in a timely manner. At Closing, Purchaser shall remit such Taxes resulting from the transactions contemplated by this Agreement to Seller or otherwise provide for the payment of such Taxes in a manner satisfactory to Seller. In the event Seller receives written notice assessing Taxes from any tax authority after the Closing Date with respect to such Taxes, Purchaser shall within ten (10) days of receiving written notice from Seller of such Taxes, remit such amounts to Seller.

10.2 Expenses. Except as otherwise provided in this Agreement, each of Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

10.3 Submission to Jurisdiction; Consent to Service of Process.

(a) Seller, on behalf of itself and each of the other Seller Indemnified Parties, and Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, hereby irrevocably submit to the exclusive personal jurisdiction of the Delaware Court of Chancery over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such court. Seller, on behalf of itself and each of the other Seller Indemnified Parties, and Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of Seller, on behalf of itself and each of the other Seller Indemnified Parties, and Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of Seller, on behalf of itself and each of the other Seller Indemnified Parties, and Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.6.

10.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.5 Governing Law. The provisions of this Agreement, all of the documents delivered pursuant hereto, their execution, performance or nonperformance, interpretation, construction and all matters based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement (whether in tort or contract) shall be governed by the laws, both procedural and substantive, of the State of Delaware without regard to its conflict of laws provisions that if applied might require the application of the laws of another jurisdiction.

10.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one (1) business day after the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to:

Koch Pipeline Company, L.P.

Attn: President

4111 E. 37th St. North

Wichita, Kansas 67220

Fax: (316) 828-7997

With a copy to:

Koch Industries, Inc.

Attn: General Counsel

4111 E. 37th St. North

Wichita, Kansas 67220

Fax: (316) 828-3133

and

Weil, Gotshal & Manges LLP

Attn: Glenn D. West, Esq.

200 Crescent Court, Suite 300

Dallas, Texas 75201

Fax: (214) 746-7777

If to Purchaser, to:

ONEOK, Inc.

Attn: David Kyle

100 West Fifth Street

Tulsa, Oklahoma 74103

Fax: (918) 588-7961

With a copy to:

ONEOK, Inc.

Attn: General Counsel

100 West Fifth Street

Tulsa, Oklahoma 74103

Fax: (918) 588-7971

10.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other party hereto (other than an assignment to an Affiliate) and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the assignor of its obligations hereunder, and any such assignor shall remain jointly and severally liable for its obligations and the obligations of its permitted assignee. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

10.9 Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as parties hereto. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Seller or its Affiliates shall have any liability for any obligations or liabilities of Seller under this Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Once signed, any reproduction of this Agreement made by reliable means (e.g., photocopy, facsimile) is considered an original.

10.11 Time is of the Essence. With regard to the dates and time periods set forth or referred to in this Agreement, TIME IS OF THE ESSENCE.

10.12 Specific Performance. Without limiting any other rights or remedies of the parties under this Agreement, to the extent all of the conditions to Closing set forth in Article VIII have either been satisfied or waived and a party to this Agreement fails to consummate the Closing, the other party hereto shall have the right to seek a decree of specific performance to cause the breaching party to so consummate the Closing.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

ONEOK, INC.

By:	/s/ David Kyle
Name:	David Kyle
Title:	Chairman, President and Chief Executive Officer

KOCH PIPELINE COMPANY, L.P.

By: Koch Pipeline Company, LLC, its general partner

	By:	/s/ Patrick McCann
	Name:	Patrick McCann
	Title:	President